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                                                                   EXHIBIT 10.27
                                                                  Execution Copy

                         EXECUTIVE EMPLOYMENT AGREEMENT
                               THIRD MODIFICATION

         The purpose of this Executive Employment Agreement Third Modification (the "Third Modification") is to modify and amend the Executive Employment Agreement by and between Manhattan Associates, Inc, a Georgia corporation (the "Company"), and Richard M. Haddrill (the "Executive") that was entered into the 11th day of October 1999 (the "Agreement"), as modified by the Executive Employment Agreement Modification effective as of July 19, 2001 (the "First Modification") and the Executive Employment Agreement Second Modification effective as of November 10, 2003 (the "Second Modification" and, collectively with the Agreement and the First Modification, the "Amended Agreement"). This Third Modification shall be effective as of the date of execution. In the event of a conflict between this Third Modification and the Amended Agreement, the terms of this Third Modification shall control. Capitalized terms not defined herein shall have the meanings ascribed to them in the Amended Agreement.

         WHEREAS, the Executive currently serves as President and Chief Executive Officer of the Company, and the parties wish to modify their relationship;

         NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein, the parties agree as follows:

         1. Employment and Duties; Term. This section supersedes Paragraph 1.A. and Paragraph 2. of the Second Modification. The Company shall continue to employ the Executive as President and Chief Executive Officer through March 31, 2004 and as Chief Executive Officer from April 1 through June 30, 2004. On July 1, 2004 the Executive shall become employed by the Company as Vice Chairman. The Executive shall serve the Company as Vice Chairman through January 1, 2005, and thereafter at the discretion of the Board of Directors. The Executive hereby accepts such employment on the terms set forth herein and in the Amended Agreement as modified hereby, and acknowledges that neither such employment nor the other terms hereof constitute Constructive Termination. For so long as the Executive is employed by the Company as Vice Chairman, subject to the discretion of the Board of Directors, the Executive shall be responsible for assisting in the development of the Company's long range business strategies and plans, including those related to the Company's financial and capital structure, potential acquisitions, and operation. In addition, the Executive shall assist in matters which may arise regarding transitioning Executive's duties to the new Chief Executive Officer, assist the Chief Executive Officer and Chief Financial Officer with respect to meetings with and conferences for analysts and investors (including shareholder meetings), assist the Chief Executive Officer and Chief Financial Officer with respect to the planning and conduct of the Company's quarterly earnings releases and related analysts calls and otherwise use his reasonable best efforts to insure the successful transition of the active management of the Company to the new Chief Executive Officer. The Executive shall continue to report to the Board of Directors during the term of his employment. During the term of Executive's service as Vice Chairman hereunder, Executive shall be permitted to pursue other business interests provided that they do not conflict with his duties hereunder and provided further that Executive

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shall not serve in a full time position with another company prior to September
1, 2004, without the prior written consent of the Company which consent shall not be unreasonably withheld.

         2.       Compensation.

                  A. Base Salary. This paragraph supersedes Paragraph 3.A. of the Agreement, Paragraph 2.A. of the First Modification and Paragraph 3.A. of the Second Modification. During his employment hereunder as Chief Executive Officer, the Company shall continue to pay the Executive a base salary at the rate of $31,561.50 per month, subject to all standard employment deductions.

                  B. Vesting of Options. Notwithstanding anything contained in
Section 3.B. of the Second Modification and Section 2.C. of the First Modification, (i) the options to purchase 300,000 shares of the Company's common stock that were granted to the Executive on October 23, 2002 and (ii) the options to purchase 500,000 shares of the Company's common stock that were granted to the Executive on July 19, 2001 shall continue to vest in accordance with the vesting schedule of such grants, regardless of the cessation of the Executive's employment as President on March 31, 2004 and as Chief Executive Officer on June 30, 2004. Such options shall remain subject to forfeiture upon a termination of Executive's employment for Cause or by Executive until January 1, 2005, at which time such options shall be fully vested.

                  C. Performance Bonus. This paragraph supersedes Paragraph 3.B. of the Agreement, Paragraph 2.B. of the First Modification and Paragraph 3.C. of the Second Modification. Provided that the Executive continues to serve as President of the Company through March 31, 2004 and as Chief Executive Officer of the Company through June 30, 2004, the Executive shall be entitled to receive a bonus, which shall be paid by the Company in January 2005, equal to the greater of (i) 0.75% of the Company's pre-tax operating income for the year ended December 31, 2004, or (ii) 1.5% of the Company's pre-tax operating income for the six months ending June 30, 2004. For purposes of this paragraph, pre-tax operating income shall exclude non-recurring or unusual charges or extraordinary items (as defined by generally accepted accounting principles). Such performance bonus shall remain subject to forfeiture upon a termination of Executive's employment for Cause or by Executive.

                  D. Compensation as Vice Chairman. Notwithstanding anything else contained in the Amended Agreement or herein, except for the vesting of Executive's options as provided in Section 2.B. above and the performance bonus as provided in Section 2.C. above, Executive's sole compensation after July 1, 2004, shall be that made available generally to members of the Board of Directors of the Company (currently, annual retainer of $35,000 in cash (pro rated), $1,500 per meeting attended, quarterly grant of nonqualified options to purchase 5,000 shares on the first business day of each quarter, and expenses for attending meetings).

         3. Miscellaneous. Except as hereby modified and amended, the Amended Agreement shall remain in full force and effect. Except to the extent preempted by federal law, and without regard to conflict of laws principles, this Third Modification shall be construed, governed by and enforced in accordance with the laws of the State of Georgia. This Third Modification may be executed simultaneously in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument.

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         IN WITNESS WHEREOF, the parties hereto have executed this Third
Modification as of this 25th day of February, 2004.

                                     COMPANY:

                                     MANHATTAN ASSOCIATES, INC.

                                     /s/ John J. Huntz, Jr.
                                     -------------------------------------------
                                     By: John J. Huntz, Jr.
                                     Its: Chairman of the Board

                                     EXECUTIVE:

                                     /s/ Richard M. Haddrill
                                     -------------------------------------------
                                     RICHARD M. HADDRILL

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